Exhibit 99.1

Inseego Completes Acquisition of Nokia’s Fixed Wireless Access Business

Transaction expected to approximately double Inseego’s revenue and expand its global footprint across Europe, the Middle East, Asia, Oceania, and the Americas

SAN DIEGO October 1, 2026 – Inseego Corp. (NASDAQ: INSG) today announced the completion of its acquisition of Nokia’s Fixed Wireless Access (FWA) business, first announced on April 30, 2026.

The acquisition is expected to approximately double Inseego’s revenue and position the company as a global wireless broadband leader. By adding indoor, outdoor and millimeter-wave FWA solutions to its wireless broadband portfolio, Inseego expands its reach across consumer and business connectivity. The transaction also extends Inseego’s footprint to carriers across Europe, the Middle East, Asia, Oceania, and the Americas; and significantly expands its engineering capabilities.

Following the transaction, approximately 250 people associated with the acquired business will support Inseego’s expanded operations across engineering, product management, supply chain and sourcing, and customer support. This group includes employees joining Inseego and Nokia personnel who will continue to support the business under a transition services agreement.

To support its expanded global operations, Inseego has established an international headquarters in Amsterdam and a development center in Athens, expanded its presence in Bangalore, and added customer-facing sales and technical resources across its new markets.

“With the acquisition complete, Inseego enters its next chapter as the global wireless broadband leader," said Juho Sarvikas, CEO of Inseego. “We now have the scale, technology, and global reach to support carriers across business, residential, and mobile use cases.”

Under the terms of the acquisition and Nokia’s $10 million cash investment in Inseego, also completed today, Nokia received an equity ownership stake in Inseego in the form of approximately 1.9 million shares of Inseego common stock, representing an approximately 11% ownership interest. Nokia also received warrants to purchase an aggregate up of to approximately 0.8 million shares of common stock, at an exercise price of $4.26 per share.

In addition to the previously-announced terms of the acquisition, Nokia will also be providing a $10 million cash payment to Inseego by October 15, 2026 in support of Inseego’s engineering investment to drive the interoperability of its device OS and cloud platform with certain of Nokia’s technology ecosystems over the coming year.

Inseego and Nokia have designed their partnership to ensure continuity for existing customers and support for future growth. Nokia will provide support through the transition and refer new FWA opportunities to Inseego, including those where FWA is part of broader Nokia network deployments; considering the aim of delivering the outcomes that best serve customer interests and requirements.

The relationship will also extend to technology collaboration across AI-RAN, converged fiber and 5G connectivity, end-to-end network optimization and distributed edge computing. Together, the companies will explore how Nokia’s network infrastructure and Inseego’s intelligent edge solutions can advance AI-driven networking and the wireless edge.

“This is an important milestone for our customers, our teams, and both companies,” said Konstanty Owczarek, Chief Corporate Development Officer at Nokia. “Inseego brings the focus and expertise to take the FWA business forward. Our continued collaboration brings together our technologies and capabilities that can deliver greater value for our customers.”

To learn more about this transaction and the resulting portfolio, visit https://www.inseego.com/welcoming-nokias-fwa-business-to-inseego/.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially. Statements in this communication that are forward-looking may include statements regarding: : (1) the anticipated benefits to, or impact of, the acquisition of Nokia’s Fixed Wireless Access business on Inseego’s business; (2) expectations for Inseego following the closing of the acquisition, including the effect of the acquisition on Inseego’s revenues, product portfolio, customer relationships, global operations, engineering capabilities and strategic relationship with Nokia; (3) expected customer continuity, future growth opportunities, go-to-market activities, interoperability testing, technology collaboration and innovation initiatives; and (4) any statements preceded by or including “continue,” “expect,” “will,” “may,” “plan,” “intend,” “believe,” “anticipate,” “explore,” “opportunity” or similar expressions. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Inseego’s control, and are based on management’s best assumptions and beliefs in light of the information currently available to Inseego. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: (1) possible disruption related to the acquisition to current plans, operations and business relationships, including through the loss of customers, suppliers, partners or employees; (2) the ability to recognize the anticipated benefits of the acquisition, including customer continuity, expanded market opportunities, technology collaboration and future revenue growth; (3) the risk that Inseego will not be able to integrate the acquired business successfully or realize anticipated synergies when expected, or at all; (4) the amount of costs, fees, expenses and other charges incurred by Inseego related to the acquisition and integration; (5) the possible diversion of management’s time and attention from ongoing business operations and opportunities; (6) the response of customers, suppliers, partners, competitors and other market participants to the acquisition; (7) potential litigation or regulatory developments relating to the acquisition; and (8) the other risks and uncertainties detailed in the periodic reports that Inseego files with the SEC. All forward-looking statements in this communication are based on information available to Inseego as of the date of this communication, and, except as required by law, Inseego assumes no obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Inseego

Inseego is a global leader in wireless broadband, delivering fast, reliable connectivity to homes, businesses, and people on the move. With the acquisition of Nokia’s FastMile fixed wireless access product, Inseego offers one of the industry’s broadest cellular broadband portfolios, spanning fixed wireless gateways, mobile hotspots and routers, enterprise and industrial gateways, and cloud-based device, network, and subscriber management software. Backed by decades of wireless innovation and engineering expertise across 5G, Wi-Fi, antenna design, and cloud software, Inseego partners with mobile network operators worldwide to deliver connectivity at scale. Headquartered in San Diego, California, Inseego has offices in Amsterdam, Bangalore, and Athens. Learn more at www.inseego.com.

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